Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Rocket Pharmaceuticals, Inc.on Form S3ASR (No. 333-81606) and Form S8 (No. 333-236946, 333-204501, 333-212308, 333-216892, 333-268908, 333-223488 and 333-285520) of our report dated February 26, 2026, on our audit of the financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about February 26, 2026

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

February 26, 2026